EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Announces Death of Co-Founder and Executive Chairman, Alyn R. Holt

MOUNT LAUREL, NJ, May 16, 2017 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced the death of Alyn R. Holt, co-founder and Executive Chairman, May 13, 2017. He was 79 years old. Mr. Holt served as inTEST's Chairman since its inception in September 1981 and as Chief Executive Officer from September 1981 to August 1998.

Robert E. Matthiessen, President and Chief Executive Officer, stated, "All of us at inTEST are deeply saddened by the passing of our friend and colleague, Alyn Holt. Alyn exemplified the true entrepreneurial spirit. After literally starting inTEST in his garage in 1981, his vision grew the company into the worldwide enterprise it is today, with operations throughout the United States as well as in Europe and Asia; yet through it all, he remained true to his farm-boy roots, a foundation of hard work, family dedication, and an enjoyment of life. He provided visionary leadership throughout his nearly 40-years' service to inTEST and was incredibly proud of the Company and all of its employees. His drive to excellence, determination, can-do spirit and commitment to inTEST will inspire and stay with us always. We have not only lost a respected voice and participant in the high-tech world of testing semiconductors and integrated circuits, we have lost a true friend who we will miss greatly. On behalf of our Board of Directors, management team and our associates, we mark Alyn's passing, celebrate his life and extend our deepest sympathies to his family."

In accordance with the Company's succession plan, the Board of Directors has approved the appointment of Robert E. Matthiessen, a director of inTEST and the Company's President and Chief Executive Officer, to the additional office of Executive Chairman and to become a member of inTEST's Executive Committee, and James Pelrin, inTEST's Executive Vice President, to the additional office of Chief Operating Officer and to become a director of inTEST. The Nominating and Corporate Governance Committee of inTEST also approved the nomination of Mr. Pelrin to stand for election as director at the 2017 Annual Meeting of Stockholders.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers and by manufacturers in other diversified industries. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Other industries into which the Company's products are also sold include: the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-960-2642

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